Marlon Nurse, VP - Investor Relations Jeffrey Myhre, VP - Editorial
Seven Penn Plaza  ▪  New York, NY 10001  ▪  212-564-4700  ▪  FAX 212-244-3075  ▪  www.plrinvest.com  ▪  plrmail@plrinvest.com

NATIONAL INVESTMENT MANAGERS INCORPORATED
Steven J. Ross, CEO
(614) 923-8822

FOR IMMEDIATE RELEASE

NATIONAL INVESTMENT MANAGERS INC. ACQUIRES
ALASKA PENSION SERVICES, LTD.

APS Adds Approximately $450 million to NIVM’s Assets under Administration,
Total Now Exceeds $11 Billion

Transaction Enhances Presence in Northwest

DUBLIN, OH, July 1, 2008 -- National Investment Managers Inc. (OTC BB: NIVM), a nationally-operated and regionally-based retirement plan administration and investment management company, announced today that it has closed on the acquisition of Alaska Pension Services, Ltd. (APS), based in Anchorage, Alaska. APS has been a prominent third party administration firm providing retirement planning services to small businesses, non-profit entities, Alaska Native Corporations and their associates. The acquisition was valued at $1.3 million. The transaction will add approximately $450 million to NIVM’s assets under administration, bringing the total to over $11 billion. In addition, with the addition of APS, NIVM now has operations in 13 states.

Steven Ross, CEO of National Investment Managers, said, “We are very happy with the addition of Alaska Pension Services to National Investment Managers. APS provides dominant market share in the state of Alaska, and expands the presence of NIVM in the Northwest, complementing our existing operations in Seattle and Portland. Its principals, Karen Jordan and Duane Mayer, are nationally recognized experts in the retirement industry, and will enhance our industry leading capabilities in retirement plan design and consulting.”

John Davis, President and Chief Operating Officer of National Investment Managers added, “Alaska Pension Services is considered the premier retirement plan consultant and administrator in the state of Alaska, with a reputation for quality and expertise that is consistent with the hallmarks of all NIVM firms. With the anticipated economic impact of a renewed interest in bringing the huge reserves of natural gas located in Alaska to market via a gas pipeline, and the enhanced capabilities and regional coverage available through NIVM, we expect strong annual growth from this acquisition.”

Karen Jordan, President of Alaska Pension Services, said, “We are very excited to be joining the NIVM family of businesses and professionals. NIVM has done a terrific job executing its strategy and business plans for the last few years, and we know that the business model has tremendous growth potential. NIVM is focused on maintaining the core values and customer focus of its local businesses, while building a national platform for profitable growth. Becoming part of NIVM significantly enhances the resources and expertise that we can offer our customers, and we are looking forward to greater success as part of a larger organization.”

Ross concluded, “Our continued strong results, evidenced by the 34% revenue increase in the first quarter of 2008, reflect the strength of our business model and the quality of our execution. When we announced those results, we also reminded investors that our strategy of organic growth plus continuing acquisitions would continue despite current nervousness in the financial markets. The addition of APS to the NIVM family of companies is proof of our commitment to continue with acquisitions that enhance shareholder value. We are actively pursuing several others that are at the letter of intent stage.”

About National Investment Managers Inc.
National Investment Managers Inc. is a holding company and a consolidator of pension plan administration, investment management and insurance businesses. Its strategy includes a custom-tailored acquisition formula for each acquired business, which allows local and regional entities to retain their autonomy while benefiting from the reach that a national presence offers. In addition, the Company’s approach offers entrepreneurs in these businesses an exit strategy suited to their specific needs. National Investment Managers targets businesses with stable cash flows and high operating margins to ensure successful integration of operations once a sale is concluded. Acquired companies continue to operate under their own brands, usually with minimal staff turnover to ensure that relationships of many years’ standing are not disrupted. At the same time, these formerly small businesses can cross-sell related financial services under the National Investment Managers umbrella and enjoy administrative and other support from around the country.

The member firms of National Investment Managers provide pension administration services, retirement planning, defined benefit services, asset preservation, general insurance and asset management services. Wholly-owned subsidiaries of National Investment Managers are based in Anchorage, AK; Southington, CT; Marina Del Rey, CA; Jacksonville, FL; Orlando, FL; North Attleboro, MA; Cherry Hill, NJ; Haddonfield, NJ; New York City, NY; White Plains, NY; Bend, OR; Portland, OR; Harrisburg, PA; Horsham, PA; Wayne, PA; Providence, RI; Houston, TX; and Seattle, WA. NIVM’s corporate headquarters are located in Dublin, OH.

Note: This press release contains statements that are considered forward-looking under the Private Securities Litigation Reform Act of 1995, including statements about the Company’s future prospects. They are based on the Company’s current expectations and are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include whether the Company is able to raise capital, identify and complete acquisitions, integrate the acquired businesses, improve upon the operations of the acquired business units and generate cash and profits. Further information about these and other relevant risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.

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